As filed with the Securities and Exchange Commission on March 24, 1999
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
            -------------------------------------------------------

                            FIDELITY FEDERAL BANCORP
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         INDIANA                                           35-1894432
-------------------------------                         -------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

             700 South Green River Road, Evansville, Indiana 47715
         -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           M. Brian Davis, President
                           Donald R. Neel, Treasurer
                            Fidelity Federal Bancorp
                           700 South Green River Road
                           Evansville, Indiana  47715
                                 (812) 469-2100
        ---------------------------------------------------------------
           (Name, address, including zip code, of agent for service)

                            Timothy M. Harden, Esq.
                             John W. Tanselle, Esq.
                    Krieg DeVault Alexander & Capehart, LLP
                         One Indiana Square, Suite 2800
                       Indianapolis, Indiana  46204-2017
                                 (317) 636-4341
        ---------------------------------------------------------------
                                   (Copy to)



Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                      CALCULATION OF REGISTRATION FEE
===============================================================================================
Title of each class of        Amount       Proposed maximum   Proposed maximum       Amount of
      securities              to be         offering price   aggregate offering    registration
   to be registered         registered         per unit             price               fee
-----------------------------------------------------------------------------------------------
    Common Stock,
     no par value         524,611 shares        $3.94            $2,066,967            $575
==============================================================================================

The proposed maximum offering price per share and in the aggregate is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and is based on $3.94, which was the average of the bid and ask price of the Company's Common Stock as reported by the NASDAQ National Market System on March 22, 1999.

             -----------------------------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS
                                       OF
                            FIDELITY FEDERAL BANCORP

                         524,611 Shares of Common Stock

         --------------------------------------------------------------


         Fidelity Federal Bancorp declared a dividend of nontransferable rights to shareholders of record as of ___________ ___, 1999 to purchase 524,611 shares of its common stock at a price of $________ per share. Through this Prospectus, the Company is offering the shares of common stock that may be purchased upon the exercise of these rights.

         Shareholders of record as of ___________ ___, 1999 and beneficial owners of shares held in the name of Cede & Co. as nominee for The Depository Trust Company or in the name of any other depository or nominee at the close of business on ____________ ___, 1999 will receive these Rights ("Rightsholders"). Shareholders will receive one Basic Right for every 6 shares held on _____________ ___, 1999 (the "Basic Right"). Each Right will entitle the holder to subscribe for and purchase from the Company one new share of common stock. If you exercise your Basic Right in full, you will be entitled to subscribe for and purchase, subject to certain limitations and subject to allocation, any shares of common stock not acquired by Rightsholders ("Oversubscription Right"). The Basic Rights and Oversubscription Rights are collectively referred to as "Rights" in this prospectus. The Company will not issue any fractional Rights.

         THE RIGHTS OFFERING WILL EXPIRE AT _____ P.M., EVANSVILLE, INDIANA TIME ON ____________, 1999.

         The Company is issuing the Rights to raise additional capital without diluting the ownership interests of existing shareholders who exercise their Rights, and without paying underwriting commissions and expenses. If you exercise your Rights, you will be able to purchase shares at a price below market, without incurring broker's commissions. Generally, shareholders who exercise their Basic Rights in full will be able to maintain their pro rata share of the Company's outstanding common stock. Shareholders who do not fully exercise their Basic Rights should expect to own a smaller, proportional interest in the Company.

         The common stock is quoted on the Nasdaq National Market System and traded under the symbol "FFED". The Company's principal executive offices are located at 700 South Green River Road, Suite 2000, Evansville, Indiana 47715, and its telephone number is (812) 469-2100.

         SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

           ---------------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           ---------------------------------------------------------

         THE SECURITIES OFFERED IN THIS RIGHTS OFFERING ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

           ---------------------------------------------------------


                THIS PROSPECTUS, DATED __________ ___, 1999, WAS
                  FIRST MAILED TO SHAREHOLDERS ON ____________
                                   ___, 1999.

                               TABLE OF CONTENTS


A Warning About Forward-Looking Statements......................ii

Prospectus Summary.............................................iii

Risk Factors.....................................................1

The Rights Offering.............................................11

Certain Federal Income Tax Considerations.......................19

Effect of Offering on Current Shareholders......................20

Use of Proceeds.................................................21

Market for Common Stock and Relected Shareholder Matters........21

Future Acquisitions and Affiliations............................22

Legal Opinions..................................................23

Experts.........................................................23

Available Information...........................................23

Incorporation of Certain Documents by Reference.................24

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition and results of operations, including, without limitation, statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports. These forward looking statements reflect the Company's plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. The Company cannot assure you that any of such forward looking statements will be realized.

         Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement. You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

         Although the Company believes that the expectations reflected in this prospectus are reasonable, the Company cannot assure you that its expectations will be correct. The Company has included a discussion entitled "Risk Factors" in this prospectus, disclosing important factors that could cause its actual results to differ materially from its expectations. If in the future you hear or read any forward-looking statements concerning the Company, you should refer back to these Risk Factors.

         The forward-looking statements in this prospectus are accurate only as of its date. If the Company's expectations change, or if new events, conditions or circumstances arise, the Company is not required to, and may not, update or revise any forward-looking statement in this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some of the information contained in this Prospectus. Because this is a summary, it does not contain all the information that may be important to you. To understand the Rights Offering fully and for a more complete description of the legal terms of the Rights Offering, you should read carefully this entire document and the documents we have referred you to.

THE COMPANY

The Company, formed in 1993, is a corporation organized under the laws of the State of Indiana and is a registered savings and loan holding company, with its principal office in Evansville, Indiana. The Company's savings and loan subsidiary, United Fidelity Bank, fsb, organized in 1914, is a federally-chartered stock savings bank located in Evansville, Indiana.

United Fidelity's subsidiaries, Village Housing Corporation, Village Management Corporation, and Village Capital Corporation, have been involved in various aspects of financing, owning, building, renting and managing affordable housing projects. Village Capital Corporation has earned fees by providing real estate mortgage banking services to unaffiliated borrowers since 1994. Another subsidiary of United Fidelity, Village Insurance Corporation, is engaged in the business of selling various insurance products.

A second subsidiary of the Company, Village Securities Corporation, a discount brokerage service, ceased operations in December 1998. The third subsidiary, Village Affordable Housing Corporation, was formed in fiscal 1998, but is not operational. This company was originally formed to hold an interest in a housing partnership that was initially financed by United Fidelity.

PURPOSE OF THE OFFER

The Company anticipates it will use a portion of the proceeds to refinance certain letters of credit issued by the Company in connection with the financing of affordable housing developments. Currently, the amount anticipated to be used for the refinancing of these letters of credit would be $__________. The Company anticipates that the remainder of the proceeds from the Rights Offering would be used to increase the capital of United Fidelity Bank; however, the Company may also use a portion of the proceeds to refinance other affordable housing developments or for general corporate purposes. See "Use of Proceeds."

The Company is issuing the Rights to raise additional capital without diluting the ownership interests of existing shareholders who exercise their Rights, and without paying underwriting commissions and expenses. If you exercise your Rights, you will be able to purchase shares at a price below market, without incurring broker's Commissions. Generally, if you exercise your Basic Rights in full, you be able to maintain your pro rata share of the Company's outstanding common stock.

TERMS OF THE OFFER

Securities Offered. The Board of Directors declared a dividend of Rights to purchase our common stock to holders of record as of the close of business on ___________ ____, 1999 ("Rightsholders"). Rightsholders will be entitled to subscribe for and purchase up to an aggregate of 524,611 shares of the common stock of the Company. Beneficial owners of shares held in the name of Cede & Co. as nominee for The Depository Trust Company or in the name of any other depository or nominee as of the close of business on ____________ ___, 1999 will also be considered Rightsholders.

Basic Right. Rightsholders have the nontransferable right to subscribe for one additional share of common stock (rounded to the next largest whole share) for each 6 shares owned on _________ ___, 1999. The Company will not issue fractional rights. Rightsholders are entitled to subscribe for all or any portion of the shares of common stock underlying their Basic Rights.

The Rights may be exercised at any time during the subscription period, which commences on __________, 1999 and ends at 5:00 p.m., Evansville, Indiana time, on _________, 1999.

Subscription Price.  The subscription price per common share is $_______.

Oversubscription Right. Rightsholders who exercise in full their Basic Right may subscribe, subject to availability and allocation (as defined below), at $____ per share, for any shares which are not subscribed for by Rightsholders pursuant to their Basic Rights ("Oversubscription Right"). The Oversubscription Right is not transferable.

Proration of Oversubscription Right. If the number of shares available for sale pursuant to the exercise of Oversubscription Rights is not sufficient to satisfy in full all Oversubscription Right subscriptions, the Company will allocate the available shares of common stock among the Rightsholders who exercise their Oversubscription Rights pro rata based upon the number of shares owned by each Rightsholders on the close of business on __________ __, 1999.

How to Exercise Rights. You may exercise your Basic Rights and Oversubscription Rights. Subscription Rights (collectively the "Rights") by properly completing, signing and delivering to the Company at 700 South Green River Road, Suite 2000, Evansville, Indiana, 47715 the Shareholder Rights Agreement accompanying this Prospectus. You also must make payment in full of the aggregate Subscription Price by a bank certified check, cashier's check, or, if you are a customer with a deposit relationship of United Fidelity, a personal check drawn upon the United Fidelity. See "THE OFFERING -- Exercise Of Rights" on page _____.

Nontrasferability of Rights.  The Rights are not transferable.

Fractional Shares. The Company will not issue fractional shares of common stock. Any fractional share to which you would otherwise be entitled will be rounded up to the next whole share.

Participation by Officers and Directors. Officers, directors, and certain financial consultants of the Company who own, in the aggregate, ____________ shares, have informed the Company that they intend to purchase up to ______ shares through the exercise of Basic Rights. However, they are not legally bound to do so and may actually purchase more or less shares than indicated.

Important Dates to Remember.

Record Date: ____________ __, 1999
Expiration Date: ___________, 1999

Amendment, Extension or Termination of the Rights Offering. The Company reserves the right, in its sole discretion, to: (a) terminate the Rights Offering prior to delivery of the common shares for which Rightsholders have subscribed pursuant to the exercise of Basic Rights or Oversubscription Rights; (b) extend the Expiration Date to a later date; (c) change the Record Date prior to the distribution of the Rights to shareholders; or (d) amend or modify the terms of the Rights Offering.

Risk Factors. An investment in the common shares involves a high degree of risk. You should exercise your Rights to purchase shares of Company common stock only if you can afford the loss of your entire investment. See "Risk Factors" on page 1.

Effect on Current Shareholders. You will have a reduced percentage interest in the Company's net earnings and net assets and a smaller voting interest in the Company following the Rights Offering if you do not exercise your Basic Right in full in connection with this Rights Offering. See "EFFECT OF OFFERING ON CURRENT SHAREHOLDERS" on page _____.

Capital Stock. The Company has _____ shares of common stock authorized, of which _____ were issued and outstanding on the close of business on _______ __, 1999 and _____ were issued and outstanding as of _____________, 1999. If all ______ shares offered in the Rights Offering are sold, the Company will have ________ shares of common stock issued and outstanding. As of the date of this Prospectus, the Company also has granted options and warrants to purchase ____ of its authorized but unissued shares of common stock.

Nasdaq Symbol.  The Company's common stock is traded under the symbol "FFED."

                                  RISK FACTORS

         As you decide whether to exercise your Rights, and when you evaluate the Company's performance and the forward-looking statements in this prospectus, you should consider carefully the following factors and other information in this prospectus. The following factors could materially adversely affect the proposed operations and prospects of the Company and the value of an investment in the Company. There may be other factors that are not mentioned here or of which we are not presently aware that could also affect the Company's operations.

MARKET CONSIDERATIONS

         It is possible that you may subscribe for shares at a time when the subscription price of $_____ is less than the prevailing market price. The market price of the common stock, however, may decline during the Rights Offering. Your election to exercise Rights in the Rights Offering is irrevocable. In addition, following the Rights Offering, you may not be able to sell shares purchased in the Rights Offering at a price equal to or greater than $_______. Moreover, until the Company delivers the certificates, you may not be able to sell the shares of common stock which you purchased in the Rights Offering.

         You will not receive interest on funds delivered to the Company, as subscription agent, pursuant to the exercise of Rights.

DILUTION

         Shareholders may suffer a dilution in their voting rights and in their percentage interest in any future net earnings of the Company if they do not exercise their Basic Right in full. Your voting rights and your percentage interest in any of the Company's net earnings will be diluted if (1) the Company sells all of the shares in the Rights Offering, and (2) you do not purchase shares pursuant to your Rights for the same percentage of the shares of the Company's common stock offered in the Rights Offering as your current ownership of Company common stock bears to the number of shares of the Company's common stock currently outstanding. If, however, less than 524,611 shares are sold, shareholders who subscribe for the same percentage will have a greater percentage interest in the Company following the Rights Offering. Accordingly, your percentage of ownership following the Rights Offering will necessarily depend upon the total number of shares sold. The Company does not know the number of shares which will be sold in the Rights Offering.

DEPENDENCE UPON SUBSIDIARIES

         The Company's financial condition and results of operations are dependent upon the successful operation of its subsidiaries (the "Subsidiaries"). While the Company does receive some income at the holding company level, such income is not sufficient to service the Company's indebtedness. The Company is, therefore, dependent upon dividends, interest income and other fees and income paid to it by the Subsidiaries. At the present time, United Fidelity Bank , fsb, the Company's savings bank subsidiary ("United Fidelity") cannot pay a dividend to the Company without approval of the Office of Thrift Supervision ("OTS").

         The Company had been involved in the real estate development market. In fiscal 1997 the Company reevaluated its business plan due to increasing competition and elected to exit operations in the real estate development market.

SUPERVISORY AGREEMENT WITH OFFICE OF THRIFT SUPERVISION

         United Fidelity entered into a Supervisory Agreement with the OTS on February 3, 1999. The Supervisory Agreement follows the most recent examination of United Fidelity by the OTS during United Fidelity's fourth fiscal quarter of 1998. Prior to entering into the Supervisory Agreement and in response to the examination, United Fidelity voluntarily had already begun taking action to respond to some of the OTS's criticisms in the examination and some of the requirements of the Supervisory Agreement.

         Under the terms of the Supervisory Agreement, United Fidelity must develop and submit to the OTS for approval a strategic plan which includes, at a minimum, capital targets; concentration limits for all assets; a plan for reducing United Fidelity's concentration of high risk assets; review of infrastructure, staffing and expertise with respect to each area of United Fidelity's operations; and capital planning.

         In addition, United Fidelity must, among other things, take specified action within specified time frames. These actions include, among others: the development of a written plan for the reduction of classified and criticized assets to specified levels; maintenance of sufficient reserves in the allowance for loan and lease losses; restriction of its growth in total assets to an amount not in excess of an amount equal to the net interest credited on deposit liabilities without prior OTS approval; limiting growth of its consumer loan portfolio to an amount not in excess of 25% of its total assets; development of a written plan to divest all real estate held for development; adoption of policies and procedures designed to avoid potential conflicts of interest; development of policies and procedures to increase liquidity; adoption of a policy with respect to its mortgage brokerage activity, which would address the operation and risk management; development of a policy to administer the general partnerships held by Village Housing Corporation; and maintenance of a fully staffed and functioning internal audit department and independent loan review process.

         United Fidelity is also prohibited from taking certain actions, including, among others: investing in, purchasing, or committing to make or purchase any additional commercial loans or commercial real estate loans; requesting permission from the OTS to engage in additional commercial loan activity until United Fidelity has hired an experienced loan staff and credit analyst; refinancing or extending classified or criticized commercial loans without the prior approval of the OTS; engaging in "sub prime" consumer lending activities; making capital distributions, including dividends to the Company; making any additional equity investments; developing any real estate without specific approval of the OTS; acquiring any additional real estate for future development; selling any asset to an affiliated party without prior written approval of the OTS; engaging in any new activities not included in the to-be-developed strategic plan; and, refinancing or extending any non-classified or criticized commercial loan if additional funds are extended.

         United Fidelity is also required to obtain OTS approval prior to adding or replacing any director or senior executive officer. United Fidelity is also prohibited, without prior OTS approval, from entering into any contract with any executive officer or director which would require a "golden parachute" payment and from increasing the executive benefit package in an amount in excess of the annual cost of living. United Fidelity is also required to develop a plan to reduce employee turnover, build an experienced staff, and provide for management succession.

         Management of United Fidelity has begun taking the actions requested by the OTS. In this respect, United Fidelity has already ceased making new commercial loans; increased its allowance for loan and lease losses; restricted its growth; begun the process of divesting its real estate held for development; engaged an independent vendor to provide loan review services; ceased making additional equity investments; and ceased developing real estate.

         If United Fidelity is unable to comply with the terms and conditions of the Supervisory Agreement, the OTS could take additional regulatory action, including the issuance of a cease and desist order requiring further corrective action. Such corrective action could include, among other things, increasing the allowance for loan and lease losses, obtaining additional or new management, and further restrictions on dividends. Because the Company is dependent upon United Fidelity for its income, this could negatively impact the price of the Company's stock and prohibit the payment of future dividends.

NO DIVIDENDS

         The Company has not paid any cash dividends on its common stock since July 6, 1998. Under the terms of the Supervisory Agreement, United Fidelity cannot pay a dividend to the Company without approval of the OTS. For the foreseeable future, the Company anticipates that any earnings generated by United Fidelity will be retained by United Fidelity or, subject to OTS approval, paid to the Company to service its existing debt, and that any earnings generated in the Company also will be used to service its existing debt. As such, the Company does not anticipate that cash dividends will be paid to holders of common stock in the foreseeable future.

COMPANY DEBT SERVICE

         Because United Fidelity is restricted from paying dividends without prior approval of the OTS, the Company may need additional funds for debt service. As of _______________, 1999 the Company had $______ in available cash. Debt service for calendar year 1999, net of subordinated debt interest payments due from United Fidelity, is expected to be approximately $450,000. The OTS has indicated that it will permit dividends to the Company if necessary to support debt service, as long as the Company does not pay dividends to its shareholders, and it stays in compliance with provisions of the Supervisory Agreement. However, the OTS could, if it considers necessary for the safety and soundness of United Fidelity, prohibit the payment of dividends by United Fidelity in the future.

AFFORDABLE HOUSING ACTIVITIES

         In 1992, the Board of Directors developed and began implementing a new business plan for United Fidelity to improve the financial performance of the organization. The key elements of this business plan included: (i) forming a holding company (the Company) to provide financial flexibility and to develop and engage in nonbanking businesses; (ii) forming an affordable housing group to engage in real estate development, management and financing of affordable housing projects; and (iii) growing assets through the origination and acquisition of loans. After the Company implemented the business plan, revenue generated from affordable housing activities increased dramatically and significant asset growth was achieved which resulted in higher revenues. During fiscal 1996 the Company encountered increasing competition in the affordable housing group activities. As a result the Company reevaluated its business plan in fiscal 1997 and closed its Indianapolis, Indiana real estate development office. This process was completed in the fourth quarter of fiscal 1997.

         During fiscal 1998 the OTS conducted an examination of United Fidelity and the Company. During the examination the OTS used a different methodology to compute the allowance for loan losses and to establish reserves for letters of credit in connection with the affordable housing projects than the methodology previously used by the Company to compute these estimates. Management agreed to use the OTS's methodology and, as a result, made an additional provision for loan losses of $3.6 million and a letter of credit valuation allowance of $6.8 million. The Company is pursuing a plan to refinance its affordable housing projects, although it may be unable to do so. If the Company is able to refinance these projects, it anticipates that it will need to make an additional investment in some of the project(s) in order to obtain the refinancing. The Company is unsure of the amount of these potential additional investments, and is unsure if this amount will exceed amounts previously reserved. The Company may not recover these additional amounts. The availability of such refinancing depends upon numerous factors, including among other things, interest rates, third-party appraisals and the occupancy levels in the affordable housing projects.

         If the Company is unable to refinance the affordable housing projects, the Company and United Fidelity may add additional reserves to the allowance for loan and lease losses. This would have a negative impact on the earnings of both the Company and United Fidelity, which in turn could negatively impact the price of the common stock.

         If an affordable housing project is not operating in compliance with the requirements of the Internal Revenue Code, which provide certain tax credits for affordable housing projects, all or a portion of the tax credits may be recaptured or the tax-exempt status of the bonds issued in connection with the projects may be forfeited. In this event, a subsidiary of United Fidelity, as the general partner, has agreed in its current projects to reimburse limited partners if tax credits are lost. Because another subsidiary of United Fidelity provides the management services to the projects, and is familiar with the specific guidelines pursuant to these sections of the Code, management does not anticipate that this event will occur.

LOSS OF KEY PERSONNEL

         In January 1999, the head of United Fidelity's consumer loan division and key members of the consumer loan division staff left United Fidelity to accept employment with a competitor of United Fidelity. Through these individuals, the Company had participated in an arrangement in which automobile loans were originated on behalf of another organization. Agent fee income, which represents the Company's earned fee from these transactions, increased in 1998 to $650,000, as compared to $452,000 in 1997 and $47,000 in 1996. Because this consumer loan business of United Fidelity has historically been dependent upon the skills and relationships of these individuals, United Fidelity has since been unable to continue to compete in this market segment. As such, United Fidelity's monthly consumer lending revenue has been eliminated. United Fidelity is actively engaged in searching for qualified individuals to staff its consumer loan division. United Fidelity has received OTS approval to hire certain individuals and has extended offers of employment to these individuals. The Company cannot predict when or if these such individuals will be hired or what volume of business these individuals will generate.

         The Company depends, to a considerable degree, on the continued services of its executive officers. The loss of the services of any of the executive officers could have a material adverse effect on the Company. In addition, the success of the Company will depend, among other factors, upon successful recruitment and retention of additional highly skilled and experienced management.

REQUIREMENTS FOR CONTINUED LISTING OF SECURITIES ON NASDAQ

         The shares of the Company's common stock are traded on the Nasdaq National Market System, which has adopted rules that establish criteria for initial and continued listing of securities. Under the Nasdaq rules for continued listing, a company must maintain at least $4,000,000 of net tangible assets; a market capitalization of at least $50,000,000; or at least $50,000,000 of total assets and total revenue of at least $50,000,000. Future losses from operations could cause the Company's net tangible assets or market capitalization to decline below the Nasdaq listing criteria. If the common stock is delisted by Nasdaq, trading in the common stock could thereafter be conducted on the over-the-counter market on the Nasdaq SmallCap Market or on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. If the common stock were delisted from the Nasdaq National Market and were not listed on the Nasdaq SmallCap Market, they would be subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell such securities. Consequently, delisting, if it occurred, could materially affect the ability of shareholders to sell their Common Shares in the secondary market.

BROAD DISCRETION ON USE OF PROCEEDS

         Management of the Company will have broad discretion in determining the use to which the net proceeds of the Rights Offering will be put. Management anticipates that a substantial portion of the proceeds will be used to assist in the refinancing of the affordable housing projects.

CONTROL BY PRINCIPAL SHAREHOLDERS

         Bruce A. Cordingley, Gerald K. Pedigo, Phillip K. Stoffregen, Sara A. Lentz, Denise K. Cordingley and Pedcor Investments, A Limited Liability Company (collectively, the "Cordingley Group"), currently own approximately ___% of the Company's common stock, excluding options and warrants for the purchase of common stock. Mr. Cordingley has received OTS approval to increase the holdings of the Cordingley Group up to 35% of the Company's common stock on before January 7, 2000. M. Brian Davis and Maybelle R. Davis (collectively, the "Davis Group") currently own approximately ____% of the Company's common stock, excluding options and warrants for the purchase of common stock. Barry A. Schnakenburg currently beneficially owns approximately ____% of the Company's common stock, excluding options and warrants for the purchase of common stock. As a result of these holdings, these shareholders, if they act together, would be able to effectively control virtually all matters requiring shareholder approval.

         Messrs. Cordingley, Davis, and Schnakenburg are directors of the Company and United Fidelity. In addition, Mr. Davis became CEO of the Company in November of 1996 and President and CEO of United Fidelity in January 1998.

         The Company is not aware of any other shareholder who has filed an application seeking approval of the OTS to acquire 10% or more of the common stock.

RISK OF OPERATIONS

         The Company is subject to the risks generally associated with the operation of banking and financial services businesses, including uncertainty of revenue to meet fixed obligations, changes in local market conditions, changes in the habits of the public, increases in tax rates and other operating expenses and changes in governmental rules and fiscal policies, which may result in uninsured losses, and other factors which may be beyond the control of the Company.

REGULATION

         The Company's businesses are subject to various state and federal laws and regulations which govern the various aspects of its businesses. An adverse change in these laws or regulations could have a material adverse effect on the Company's profitability.

GOVERNMENTAL MONETARY POLICIES

         In addition to the effect of general economic conditions, the earnings of the Company are affected by the fiscal and monetary policies of the Federal Reserve System, which regulates the national money supply. The techniques used by the Federal Reserve System to regulate the money supply include setting the reserve requirements of banks and establishing the discount rate on bank borrowings. The Federal Reserve System also conducts open market operations in United States Government securities. The policies of the Federal Reserve System have a direct effect on the amount of bank loans and deposits, and the interest rates charged and paid thereon. While the Company cannot predict the impact of the current economic climate and the policies of the Federal Reserve System and other regulatory authorities upon the future business and earnings of the Company, such factors can materially affect the revenues and income of banking institutions.

COMPETITION

         The Company faces intense and increasing competition both in making loans and in attracting deposits and in engaging in its other lines of business. The Company's market area has a large number of financial institutions, some of which have greater financial resources, name recognition and market presence than the Company, and all of which are competitors of the Company to varying degrees. Particularly intense competition exists for deposits and the origination of all of the loan products offered by the Company. The Company's competition for loans comes principally from commercial banks, savings and loan associations, savings banks, mortgage banking companies, finance companies and credit unions. The Company's most direct competition for deposits historically has come from commercial banks, savings and loan associations, savings banks and credit unions. In addition, the Company faces increasing competition for deposits from non-bank institutions such as brokerage firms, insurance companies, money market mutual funds, other mutual funds (such as corporate and government securities funds) and annuities. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for institutions such as the Company to compete effectively with large national and super-regional banking institutions.

EFFECT OF INTEREST RATES

         The Company's profitability is substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. The mismatch between maturities and interest rate sensitivities of balance sheet items (i.e., interest-earning assets and interest-bearing liabilities) results in interest rate risk, which risk will change as the level of interest rates changes. Changes in interest rates also can affect the amount of loans originated by a banking institution, as well as the value of its loans and other interest-earning assets and the resultant ability to realize gains on the sale of such assets. Changes in interest rates also can result in the flow of funds away from banking institutions into investments in U.S. Government and corporate securities, and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements among other reasons, generally can pay higher rates of return than banking institutions.

RISKS RELATED TO THE YEAR 2000 PROBLEM

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. This is commonly called the "Year 2000 Problem". The Year 2000 Problem affects virtually all companies to varying degrees. Like other financial institutions and business organizations and individuals, the Company could be adversely affected if the computer systems used by the Company and Company's service providers fail to properly process and calculate date-related information and data from and after January 1, 2000. The Company is currently on schedule in addressing the Year 2000 Problem with respect to its computer systems and is seeking assurances from the Company's major service providers that they are taking comparable steps. These steps may not be sufficient to avoid any adverse impact on the Company from the Year 2000 Problem.

                              THE RIGHTS OFFERING

GENERAL

         The Company is offering to its shareholders by means of this Rights Offering up to 524,611 shares of its common stock at a price of $____ per share ("Subscription Price").

         Shareholders of the Company of record on _____________ ___, 1999 ("Record Date") have (i) the nontransferable right to purchase, at $____ per share, one additional share of common stock (rounded to the next largest whole share) for every 6 shares held on the Record Date ("Basic Right") and (ii) if their Basic Right has been exercised in full, and subject to availability and proration (as defined below), the nontransferable right to purchase, at $____ per share, any shares not subscribed for by other Rightsholders pursuant to their Basic Rights ("Oversubscription Right").

         No shareholder is obligated to exercise rights for any or all shares pursuant to the Rights Offering. Shareholders who do not exercise in full their rights under the Rights Offering will, however, have a reduced percentage interest in the Company's net earnings and net assets and a smaller voting interest in the Company following the Rights Offering. See "EFFECT OF OFFERING ON CURRENT SHAREHOLDERS."

         The Company is not making any assurance that the total number of shares subject to the Offering will be sold.

ELIGIBLE SHAREHOLDERS

         Only those persons who are shareholders of the Company of record on the Record Date will be entitled to exercise any Rights ("Rightsholders"). Directors and officers are eligible to participate in the Rights Offering. Beneficial owners of shares held in the name of Cede & Co. as nominee for The Depository Trust Company or in the name of any other depository or nominee at the close of business on _________ __, 1999 will also be considered Rightsholders and they will receive Rights. The Company has determined that Rightsholders owned approximately ____ shares of common stock on the Record Date.

BASIC RIGHTS

         Subject to the terms and conditions of the Rights Offering and the Shareholder Rights Agreement, Rightsholders have been granted the nontransferable right to purchase, pursuant to the Basic Right, one share of common stock for every 6 shares of Common stock owned on the Record Date. Rightsholders may exercise their Basic Rights in whole or in part. Rightsholders must, however, fully exercise their Basic Rights if they wish to exercise their Oversubscription Rights. See "Oversubscription Right."

OVERSUBSCRIPTION RIGHTS

         Rightsholders who exercise in full their Basic Rights have the right to subscribe to purchase at the Subscription Price, subject to availability and proration, an additional number of shares. The shares which may be purchased pursuant to the Oversubscription Rights include those shares not purchased by Rightsholders who elected to not exercise their Basic Right or did not exercise their Basic Rights in full. The Oversubscription Right is nontransferable.

         Shareholders of record as of ___________ ___, 1999 such as broker-dealers, banks, and other professional intermediaries who hold shares on behalf of clients, may participate in the Oversubscription Rights for the client if the client fully exercises all Basic Rights attributable to him.

         Rightsholders should indicate, on the Shareholders Rights Agreement which they submit with respect to the exercise of the Basic Right issued to them, how many shares they are willing to acquire pursuant to the Oversubscription Right.

PRORATION OF OVERSUBSCRIPTION RIGHTS

         If the shares available for purchase pursuant to the exercise of Oversubscription Rights are not sufficient to satisfy all exercised Oversubscription Rights, the Company will allocate the available shares, pro rata (to the nearest whole share), among those who exercise Oversubscription Rights according to the number of shares held on the Record Date relative to other Rightsholders exercising Oversubscription Rights. If the amount so allocated exceeds the amount subscribed for pursuant to the exercise of a Rightsholders' Oversubscription Right, the excess will be reallocated (one or more times as necessary) among those Rightsholders whose subscriptions are not fully satisfied on the same principle, until all available shares have been allocated or all exercises of Oversubscription Rights satisfied. Sufficient shares of common stock may not be available to satisfy in whole any Rightsholders' request to subscribe for additional shares in excess of the shares underlying such Rightsholders' Basic Right.

FRACTIONAL SHARES

         The Company will not issue fractional shares of common stock pursuant to the exercise of the Rights. Any fractional share to which Rightsholders would otherwise be entitled will be rounded up to the next whole share.

EXPIRATION OF RIGHTS

         All Rights will expire at 5:00 o'clock p.m., Evansville Time, on _______, 1999 ("Expiration Date"), unless the Rights Offering is extended or terminated as described herein. See "Interpretations, Amendments and Waivers". Unless the Company receives notification of the exercise of Rights on the properly completed Shareholder Rights Agreement on or before the Expiration Date, the Rights will expire. In no event will the Rights Offering be extended beyond _______, 1999.

NO MINIMUM NUMBER OF SHARES

         The Rights Offering is not being underwritten and is not conditioned upon the sale of any minimum number of shares.

EXERCISE OF RIGHTS

         Rightsholders who wish to exercise their Rights must properly complete and return to the Company the Shareholder Rights Agreement which accompanies this Prospectus in the manner indicated below on or before the Expiration Date. Rightsholders who wish to exercise their Oversubscription Rights may do so by completing the appropriate section of the Shareholder Rights Agreement.

         The Rightsholders must deliver the Shareholders Rights Agreement, along with payment for the shares purchased to:

                            Fidelity Federal Bancorp
                         Attention: Donald R. Neel, CFO
                     700 South Green River Road, Suite 2000
                           Evansville, Indiana  47715

         Each Rightsholder is responsible for selecting the method of delivery to the Company and bears the risk of the delivery method selected, including the risk of delays in delivery or in delivery not being made for any reason. The Company suggests that Express Mail or similar overnight carrier be used to ensure timely delivery. If you deliver of the Shareholder Rights Agreement and payment by regular mail, the Company recommends the use of insured, registered or certified mail, return receipt requested. Telephone inquiries should be directed to Debbie Fritz, Investor Relations, at (812) 469-2100, extension 16.

         Payment of the aggregate Subscription Price must be made in United States dollars and may be made by bank certified check, cashier's check or, in the case of Rightsholders who maintain an account with United Fidelity, a personal check drawn on their account, payable to the order of the Company. ONCE A RIGHTSHOLDER HAS EXERCISED A RIGHT, THE EXERCISE IS IRREVOCABLE.

         Each Rightsholder who desires to exercise his Basic Right or Oversubscription Right will be required to make two representations and warranties to the Company by virtue of signing a Shareholder Rights Agreement. First, a shareholder must represent and warrant to the Company that he has received a copy of this Prospectus. The Company's reason for requiring this representation and warranty from Rightsholders is to ensure that such Rightsholders have made their decision to exercise their Rights based upon the information contained in this Prospectus. The Company also believes that a Rightsholder making this representation and warranty will be encouraged to read the Prospectus, in the event that he has not already done so, prior to executing a Shareholder Rights Agreement. The Company may assert this representation and warranty against a shareholder who claims that he was unaware of certain information relating to the Company and that, had he been aware of such information, he would not have exercised his Basic Right or Oversubscription Right. However, this representation and warranty will not constitute a waiver of any rights that the shareholder may have under the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act").

         The second representation and warranty contained in each Shareholder Rights Agreement is that the Rightsholder was a shareholder of record or a beneficial shareholder of the Company on the Record Date. The Company's reason for requiring this representation and warranty from Rightsholders exercising their Basic Right or Oversubscription Right is to ensure that only eligible shareholders of the Company as of the Record Date participate in the Rights Offering. The Company may rely upon this representation and warranty when determining which shareholders are of record on the Record Date and are eligible to exercise Basic Rights and Oversubscription Rights.

         If any representation or warranty is inaccurate when the Shareholder Rights Agreement is signed or when the exercise of Rights contained therein is accepted by the Company, then the shareholder agrees to indemnify and hold harmless the Company, and its directors, officers, employees and agents, from and against all claims, damages and liabilities resulting from any misrepresentation or breach of warranty.

ACCEPTANCE OF SHAREHOLDER RIGHTS AGREEMENTS

         The Company intends, subject to the terms of the Rights Offering, to accept all properly completed Shareholder Rights Agreements from eligible shareholders which are timely received for Basic Rights and Oversubscription Rights. In the event there is an insufficient number of shares in the Rights Offering to fill all exercised Rights, the Company intends to accept the exercise of Basic Rights first and then to accept the exercise of Oversubscription Rights on a pro rata basis (to the nearest whole share) and as described above. See "Oversubscription Rights" and "Proration of Oversubscription Rights." In the event that allotment is required in the exercise of the Rights, the Company will promptly refund, without interest, payments in excess of the amount required to satisfy such subscriptions as soon as practicable following the termination of the Rights Offering. The Company reserves the right to reject in whole or in part any Shareholder Rights Agreement in its sole discretion.

         If a Rightsholder does not indicate the number of Rights being exercised, or does not deliver full payment of the Subscription Price for the number of shares indicated as being subscribed through the exercise of Rights, then such Rightsholder will be deemed to have exercised Rights to purchase the maximum number of common shares determined by dividing the total Subscription Price paid by $______, but not in excess of the number of common shares such holder may purchase through the exercise of his Basic Rights.

         If the Rightsholder does not indicate the number of Rights being exercised or the number of shares such holder wishes to purchase through the Oversubscription Right, but submits payment for more shares than may be purchased through the exercise of such holder's Basic Rights, the excess payment received from such Rightsholder will be deemed to be a subscription payment for a number of additional shares in the Oversubscription Right determined by dividing the amount of such excess payment by $________.

         The Company will actually sell the shares subscribed for pursuant to the Shareholder Rights Agreement at 5:00 o'clock p.m. on the Expiration Date. Certificates for shares of common stock purchased by the exercise of Rights will be mailed or delivered as soon as practicable following the Expiration Date.

PLAN OF DISTRIBUTION

         The Company is making the Rights Offering directly to its eligible shareholders of record on the Record Date. The Company has not employed any brokers, dealers or underwriters in connection with the Rights Offering, and it will not pay any underwriting commissions, fees or discounts in connection with the Rights Offering. Certain directors or officers of the Company may assist in the Rights Offering, but such persons will not receive any commissions or compensation other than their normal directors' fees or employment compensation.

         Those directors or officers of the Company who may assist in the Rights Offering will not register with the Securities and Exchange Commission as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act. The Company believes that these directors and officers may be entitled to rely upon such safe harbor provisions because no director or officer (1) to the Company's knowledge, is subject to a statutory disqualification under the Exchange Act, (2) will receive commissions or transaction-based remuneration in connection with the sale of the Company's common stock in the Rights Offering and (3) to the Company's knowledge, is an associated person of a broker or dealer.

         In addition, each of such directors and officers (1) primarily performs substantial duties for or on behalf of the Company other than in connection with transactions in securities, (2) to the Company's knowledge, has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (3) to the Company's knowledge, has not participated in the selling or offering of securities for any issuer more than once within the preceding 12 months other than in reliance upon Rule 3a4-1.

         Although the Company believes that its directors and officers may be entitled to rely upon these safe harbor provisions in connection with the Rights Offering, such persons may rely on any other provisions of Rule 3a4-1.

INTERPRETATIONS, AMENDMENTS AND WAIVERS

         The Company reserves the right, in its sole discretion, to terminate the Rights Offering prior to delivery of the common shares for which Rightsholders have subscribed pursuant to the exercise of Basic Rights or Oversubscription Rights. The Company also reserves the right to extend the Expiration Date (but in no event beyond _______________, 1999) and to amend the terms and conditions of the Rights Offering, whether the amended terms are less or more favorable to the Rightsholders. All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights shall be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of shares of common stock pursuant thereto could be deemed unlawful.

         The Company is under no duty or obligation to give any notification or to permit the cure of any defect or irregularity in connection with the submission of any Shareholders Rights Agreement, the exercise or attempt to exercise any Right or Oversubscription Right, or the payment of the Subscription Price. Subscriptions through the exercise of Rights will not be deemed to have been received or accepted by the Company until all irregularities or defects have been waived by the Company or cured to the satisfaction of, and within the time allotted by, the Company in its sole discretion.

DETERMINATION OF SUBSCRIPTION PRICE

         The Subscription Price was determined by the Company by averaging the average of the last reported bid and ask prices of the common stock of the Company for the five trading days prior to the commencement of the Rights Offering, after deducting an amount equal to approximately 10% of such price. The Subscription Price reflects the Company's objective to achieve the maximum net proceeds obtainable from the Rights Offering while providing the shareholders with an opportunity to make an additional investment in the Company at a price less than the current market price at the time of the commencement of the Rights Offering. In determining the Subscription Price, the Company considered such factors as the market price of the Company's common stock, the business prospects of the Company and the general condition of the securities markets at the time of the Rights Offering.

MARKET CONSIDERATIONS

         It is possible that a shareholder may subscribe for shares at a time when the Subscription Price is less than the prevailing market price. The market price of the common stock, however, may decline during the subscription period after such shareholder exercises his or her Rights. THE ELECTION OF A SHAREHOLDER TO EXERCISE RIGHTS IN THE RIGHTS OFFERING IS IRREVOCABLE. In addition, following the Rights Offering, a subscribing Rightsholder may not be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. Moreover, until certificates are delivered, subscribing Rightsholders may not be able to sell the shares of common stock which they have purchased in the Rights Offering. Certificates representing shares of common stock issued in the Rights Offering will be mailed to subscribing Rightsholders at the addresses appearing on their Shareholder Rights Agreement as soon as practicable following the Expiration Date.

         THE BOARD OF DIRECTORS OF THE COMPANY MAKES NO RECOMMENDATION TO THE RIGHTSHOLDERS REGARDING WHETHER THEY SHOULD EXERCISE THEIR RIGHTS.

SHARES EXPECTED TO BE PURCHASED BY DIRECTORS AND OFFICERS

         The following table sets forth information as of _______________, 1999 to as to Rights intended be exercised by each Director of the Company (including shares to be purchased by their associates) and all Directors and executive officers as a group. Even though such individuals have indicated an intent to purchase such shares, they are not legally bound to do so and may purchase more or less shares than indicated. Any shares so acquired by officers, directors and other persons who are "affiliates" of the Company, as that term is defined under Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act. In general, under Rule 144, as currently in effect, an "affiliate" of the Company is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly reported trading volume of the shares of common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, to notice requirements and to the availability of current public information about the Company. For purposes of the following table, it has been assumed that _______ shares of common stock will be sold in the Rights Offering and that sufficient shares will be available to satisfy all subscriptions pursuant to the Rights.

                                      Number (and %)                           Number (and %)
                                         of Shares       Number (and %)          of Shares
                                       Beneficially    of Shares Proposed     Following Rights
          Names and Position             Owned (1)      to be Subscribed       Offering (1)
------------------------------------  --------------   ------------------   -------------------
Curt J. Angermeier
William R. Baugh
Bruce A. Cordingley
John R. Cunningham
M. Brian Davis
Robert F. Doerter
Donald R. Neel
Barry A. Schnakenburg
All Executive Officers and
    Directors as a Group (8 persons)
------------------------------------

(1) The information contained in this column is based upon information furnished to the Company by the individuals named above as of ______, 1999. The nature of beneficial ownership for shares shown in this column represent sole or shared voting and investment unless otherwise noted.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax considerations of the Rights Offering. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the Rights Offering, and, in particular, may not address federal income tax consequences applicable to Rightsholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the Rights Offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the shares issued to you during the Rights Offering constitute capital assets. Receipt and exercise of the Rights distributed pursuant to the Rights Offering is intended to be nontaxable to Company shareholders, and the following summary assumes they will qualify for such nontaxable treatment.

         THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

         RECEIPT OF A RIGHT. You will not recognize any gain or other income upon receipt of a Right.

         EXPIRATION OF RIGHTS. You will not recognize any loss upon the expiration of a Right.

         EXERCISE OF RIGHTS. You generally will not recognize a gain or loss on the exercise of a Right. The tax basis of any share of common stock that you purchase through the Rights Offering will be equal to the price paid for the share. The holding period of the shares of common stock purchased through the Rights Offering will begin on the date that you exercise your rights.

                   EFFECT OF OFFERING ON CURRENT SHAREHOLDERS

         ANY RIGHTSHOLDER WHO DOES NOT EXERCISE HIS RIGHTS UNDER THE RIGHTS OFFERING MAY HAVE A REDUCED PERCENTAGE EQUITY AND VOTING INTEREST IN THE COMPANY FOLLOWING THE RIGHTS OFFERING.

         Rightsholders who do not subscribe pursuant to their Rights for the same percentage of the 524,611 shares of common stock offered hereby as their current ownership bears to the ______ shares of common stock currently outstanding will suffer a dilution in their voting rights and in their percentage interest in any net earnings of the Company if all of the 524,611 shares are sold in the Rights Offering. If, however, less than 524,611 shares are sold, shareholders who subscribe for the same percentage will have a greater percentage interest in the Company following the Rights Offering. Accordingly, a shareholder's percentage of ownership following the Rights Offering will necessarily depend upon the total number of shares sold. The Company does not know the number of shares which will be sold in the Rights Offering.

                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the common stock offered hereby are estimated to be approximately $______, assuming all 524,611 shares are sold in the Rights Offering. The Company anticipates it will use a portion of the proceeds to refinance certain letters of credit issued by the Company in connection with the financing of affordable housing developments. Currently, the amount anticipated to be used for the refinancing of these letters of credit would be $__________. The Company anticipates that the remainder of the proceeds from the Rights Offering would be used to increase the capital of United Fidelity Bank; however, the Company may also use a portion of the proceeds to refinance other affordable housing developments or for general corporate purposes.

         The foregoing represents the current intention of the Company with respect to the use of the proceeds of the Rights Offering. Management of the Company reserves the right, however, to use the proceeds in such manner as it deems appropriate.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

         The Company's common stock is traded on the Nasdaq National Market System under the symbol "FFED." The following table sets forth, for the periods indicated, the high and low bid prices per share as reported by Nasdaq. The bid prices represent prices between dealers, do not include retail mark-up, mark-down, or commissions and may not represent actual transactions.

        Quarter Ending September 30, 1998                      Quarter Ending December 31, 1998
             Common Stock Bid Prices                                Common Stock Bid Prices
-------------------------------------------------      -------------------------------------------------
      High                             Low                   High                             Low
-----------------                ----------------      ----------------                -----------------
      6.50                             3.50                  5.00                            3.25


   Fiscal Year Ended              Common Stock Bid               Fiscal Year Ended                  Common Stock Bid
      June 30,1998                      Prices                     June 30, 1997                         Prices
----------------------    ---------------------------------    ----------------------       ---------------------------------
                               High                Low                                          High                 Low
                          --------------      -------------                                 -------------       -------------
First Quarter             $     9             $      8-1/4         First Quarter            $    11-1/4         $    10-1/4
Second Quarter                 10-3/8                8-3/4         Second Quarter                10-1/2               8-3/4
Third Quarter                  10-3/8                8-3/4         Third Quarter                  9-3/8               8-1/4
Fourth Quarter                  9-3/8               6-1/16         Fourth Quarter                 8-3/4               7-1/2

         The Company declared dividends of $0.35 per share during fiscal 1998 compared to $0.60 per share for fiscal 1997 and $0.79 per share in fiscal 1996. The Company has not declared or paid any dividends in 1999 and does not expect to do so. The Company's principal source of income and funds is dividends from United Fidelity. Under the terms of the Supervisory Agreement with the OTS, United Fidelity cannot pay any dividends without OTS approval. United Fidelity is uncertain when it will pay dividends in the future and the amount of such dividends, if any. The Company anticipates not paying any dividends in the immediate future even if it should receive a dividend from United Fidelity.

         The approximate number of holders of outstanding Common stock, based upon the number of record holders, as of _______, 1999 is ____. This does not reflect the number of persons whose stock is in nominee or "street" name accounts through brokers.

         As of the date of this Prospectus, the Company has issued options which are currently unexercised pursuant to various stock options plans to purchase ______ shares of its common stock. In addition, a total of _____ shares remained subject to issuance upon the exercise of outstanding warrants.

                      FUTURE ACQUISITIONS AND AFFILIATIONS

         The Company has been approached from time to time by organizations wishing to discuss a possible merger or affiliation. Discussions of this nature may also take place in the future. The Company is not currently in any negotiations and is not actively seeking to engage in negotiations of this type at this time. However, it is possible that the Board of Directors may determine that such a particular strategic affiliation would be in the best interest of the Company.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the Rights Offering will be passed upon for the Company by the law firm of Krieg DeVault Alexander & Capehart, LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204.

                                    EXPERTS

         The consolidated financial statements of the Company and subsidiaries incorporated into this Prospectus have been audited by Olive LLP, independent auditors, to the extent and for the year indicated in their report thereon, and have been so incorporated into this Prospectus in reliance upon the report of Olive LLP and upon the authority of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company and the address of that site is (http://www.sec.gov). The Company common stock is quoted on the Nasdaq National Market System and reports, proxy statements and other information concerning the Company are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

         The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of the Company common stock to be issued in connection with the Rights Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates by reference documents relating to the Company which are not presented in the Prospectus or delivered to you with this document. The following documents previously filed by the Company (SEC File No. 0-22880) with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

         4.       The Company's report on Form 8-K dated February 5, 1999.

         5. The description of the Company's common stock contained in the Registration Statement on Form S-4 (Commission File No. 33-67110) filed with the Commission on August 9, 1993, including any amendment or report filed for the purpose of updating such description.

         These documents (excluding unincorporated exhibits) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to the following: Fidelity Federal Bancorp, 700 South Green River Road, Suite 2000, Evansville, Indiana 47715, Attn: Donald R. Neel, CFO. Mr. Neel may be contacted by telephone at
(812) 429-0550 (ext. 301). All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Effective Date shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following are actual or estimated expenses incurred or to be incurred by the Company in connection with this offering:


Fees                                        Amount
----                                        ------
Filing Fee                                  $   575
Printing Expenses                             2,000*
Legal Fees, Blue Sky Fees and Expenses       12,000*
Accounting Fees and Expenses                  2,000*
Miscellaneous Expenses                          500*
                                           --------
        Total                               $17,075
                                           ========
*Estimated.

Item 15.  Indemnification of Directors and Officers.

         The Company's Articles of Incorporation provide that the Company will indemnify any person who is or was a director or officer of the Company or of any other corporation for which such director or officer is or was serving in any capacity at the request of the Company against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director or officer is wholly successful or acted in good faith in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of the Company or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. A director or officer of the Company is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings in which such director or officer has been wholly successful. In all other cases, such director or officer, shall be entitled to indemnification as a matter of right unless (i) the director or officer has breached or failed to perform the person's duties in compliance with the standard of conduct set forth above and (ii) such breach of failure to perform constituted willful misconduct or recklessness as determined by the Board of Directors of the Company, a committee of the Board of Directors, independent legal counsel, or a committee of disinterested persons selected by the Board of Directors. The foregoing is a summary of detailed provisions for indemnification found at Article VI, Section 2 of the Articles of Incorporation of the Company which are incorporated by reference into this Registration Statement as Exhibit 4(a).

Item 16. Exhibits. The following exhibits are filed as part of this Registration Statement:


Exhibit Number            Exhibit
--------------            -------
     4(a) Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K [Commission File No. 0-22880] for the year ended June 30, 1995) and Articles of Amendment.

     4(b) By-Laws of the Company (incorporated by reference to Exhibit 3(b) of the Company's Annual Report on Form 10-K [Commission File No. 0-22880] for the year ended June 30,
                     1994).

      5              Opinion of Krieg DeVault Alexander & Capehart, LLP re:
                     legality

    23(a) Consent of Krieg DeVault Alexander & Capehart, LLP (included in Exhibit 5)

    23(b)            Consent of Geo. S. Olive & Co. LLC
      24             Powers of Attorney (included in Signature Page)
     99(a)           Shareholder Rights Agreement
     99(b)           Letter to Dealers, Banks, and Other Nominees


Item 17.  Undertakings.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on March 17, 1999.

                                          FIDELITY FEDERAL BANCORP


                                          By: /S/ M. BRIAN DAVIS
                                             --------------------------------
                                              M. Brian Davis, President and
                                              Chief Executive Officer

                               POWER OF ATTORNEY

      Each person signing below hereby makes, constitutes and appoints M. Brian Davis and Donald R. Neel, and each of them, his true and lawful attorneys-in-fact to execute and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 as such attorney in-fact may deem appropriate.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of March 17, 1999.

By   /S/ BRUCE A. CORDINGLEY
  -----------------------------------------
        Bruce A. Cordingley, Director

By   /S/ M. BRIAN DAVIS
  -----------------------------------------
         M. Brian Davis, Director, President, and Chief Executive Officer (Principal Executive Officer)

By   /S/ CURT J. ANGERMEIER
  -----------------------------------------
        Curt J. Angermeier, Director

By   /S/ WILLIAM R. BAUGH
  -----------------------------------------
        William R. Baugh, Director

By   /S/ JACK CUNNINGHAM
  -----------------------------------------
        Jack Cunningham, Chairman of the Board

By   /S/ ROBERT F. DOERTER
  -----------------------------------------
        Robert F. Doerter, Director

By   /S/ BARRY A. SCHNAKENBURG
  -----------------------------------------
        Barry A. Schnakenburg, Director

By   /S/ DONALD R. NEEL
  -----------------------------------------
        Donald R. Neel, Director, Executive Vice President, Treasurer and Chief Financial Officer (Principal Accounting Officer)